Exhibit 99.1

IMARA STRENGTHENS BOARD OF DIRECTORS WITH APPOINTMENT OF EDWARD R. CONNER, M.D.

Industry leader with global clinical development expertise to help guide Imara’s clinical advancement

Imara also announces departure of Chief Medical Officer, Willem Scheele

BOSTON, Mass., April 23, 2020 – Imara Inc. (Nasdaq: IMRA), a clinical-stage biopharmaceutical company dedicated to developing and commercializing novel therapeutics to treat patients suffering from rare inherited genetic disorders of hemoglobin, today announced the appointment of Edward R. Conner, M.D., to its Board of Directors. Dr. Conner has more than 15 years of global leadership experience overseeing clinical development across multiple therapeutic areas and rare diseases. Dr. Conner will replace James McArthur, Ph.D., who is stepping down from the Board of Directors.

“We are fortunate to have the benefit of Ed’s clinical leadership expertise and insights on our Board,” said David M. Mott, Chairman of the Board of Directors of Imara. “His proven experience across late-stage, rare disease clinical development and operations globally will serve Imara well as we continue to advance IMR-687 for patients suffering from sickle cell disease and beta-thalassemia. The relevant clinical expertise of our Board will be invaluable as we seek to initiate and execute our Phase 2b/3 programs and ultimately work toward making this potentially transformative therapy available to patients.”

Mr. Mott added, “We also thank James McArthur for his service to Imara as a founder, former CEO and, most recently, as an important Board member. He has made immense contributions to the Company and the Board wishes him well.”

Dr. Conner currently serves as Senior Vice President and Chief Medical Officer at Audentes Therapeutics, An Astellas Company, where he is responsible for leading the global clinical development strategy and oversees clinical development, clinical operations, regulatory affairs, medical affairs and patient advocacy. Previously, he served as Senior Vice President and Chief Medical Officer at Sangamo Therapeutics, Inc., where he led the clinical development of the company’s pipeline of genomic therapies. Prior to Sangamo, he served in senior clinical and medical leadership positions at Ultragenyx Pharmaceutical Inc., BioMarin Pharmaceutical Inc., and Genentech, Inc., where he oversaw the clinical development of multiple late-stage clinical programs in both rare and broader disease areas. Dr. Conner completed his Internal Medicine residency training at the University of Michigan and was a fellow in Clinical Immunology and Allergic Diseases at Johns Hopkins School of Medicine. He earned a B.S. in Biology, cum laude, from Duke University and his M.D. from the University of California, San Francisco.

“Joining Imara’s Board at such an exciting point in the Company’s evolution is a responsibility I take very seriously,” said Dr. Conner. “I look forward to leveraging my experience in medicine and rare disease clinical development alongside other members of the Board and Imara’s leadership team to ensure the company is well-positioned to achieve its mission of developing and commercializing novel therapeutics to treat rare inherited hemoglobin disorders.”

Imara also announced today that its Chief Medical Officer, Willem Scheele, M.D., is leaving the company to begin the next chapter in his career.

“On behalf of everyone at Imara, I’d like to thank Wim for his many contributions to our clinical development program over the past year and more broadly, for over 25 years of service in the pharma and biotech industry. We wish him all the best in the next phase of his career,” said Rahul Ballal, Ph.D., President and Chief Executive Officer of Imara. “We remain focused on executing our clinical program plans for IMR-687, and believe we have the right team in place – from our world-class development organization to our clinical advisors and experienced Board – to support that goal.”

About Imara

Imara Inc. is a clinical-stage biopharmaceutical company dedicated to developing and commercializing novel therapeutics to treat patients suffering from rare inherited genetic disorders of hemoglobin, known as hemoglobinopathies. Imara is currently advancing IMR-687, a highly selective, potent small molecule inhibitor of PDE9 that is an oral, once-a-day, potentially disease-modifying treatment for sickle cell disease and beta-thalassemia. IMR-687 is being designed to have a multimodal mechanism of action that acts on red blood cells, white blood cells, adhesion mediators and other cell types. For more information, please visit www.imaratx.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the Company’s plans, strategies and prospects. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of the Company’s prospectus filed with the SEC on March 12, 2020. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:

Krystle Gibbs

Ten Bridge Communications

508-479-6358

krystle@tenbridgecommunications.com

Investor Contact:

Michael Gray

617-835-4061

mgray@imaratx.com